Transamerica 10f-3 Equity Report February 2015
Fund	Offering Date/Trade Date	Issuer/Security	Cusip	Offering Type	Shares	Unit Price of Offering/Price Paid Per Unit	Spread	Total Price Paid	Underwriter From Whom the Fund Purchased	Total Shares Offered	Total Size of the Offering	Total Shares Purchased by Investment Management	Total Price Paid by the Fund Plus Total Price paid For Same Securities Purchased By the Same Sub-adviser	% of Offering
Transamerica Funds- Multi-Managed Balanced Portfolio	2/26/2015	American Tower Corporation (AMT) Secondary	03027X100	U.S. Registered	8,800	$ 97.00	$ 2.5705	$853,600	Goldman, Sachs & Co.	23,500,000	$2,279,500,000	1,654,100	$160,447,700	7.04%
Goldman, Sachs & Co. / BofA Merrill Lynch / Barclays / Ciitgroup / J.P. Morgan / Morgan Stanley / RBC Capital Markets / RBS / TD Securities / BBVA / BNP Paribas / Credit Agricole CIB / EA Markets / HSBC / Macquarie Capital / Mizuho Securities / Santander / Scotiabank / SMBC Nikko / SunTrust Robinson Humphrey